EXHIBIT 99.1

For Immediate Release
Contact:
David Bulger (Company)	Jerry Daly or Carol McCune
CFO, Treasurer and EVP	Daly Gray (Media)
(561) 835-1800 x302	(703) 435-6293

Innkeepers USA Trust Completes Acquisition of Additional 11 Leases from Lessee

PALM BEACH, Fla., January 8, 2004—Innkeepers USA Trust (NYSE: KPA), a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States, today announced that it had completed the acquisition of 11 additional hotel leases from its principal lessee, Innkeepers Hospitality. The 11 leases are among the 60 hotel leases that the company previously announced it would acquire from Innkeepers Hospitality as allowed by the REIT Modernization Act (RMA). In early December, the company acquired the first 23 leases from Innkeepers Hospitality.

The company has paid Innkeepers Hospitality approximately $3.9 million of the total $5.25 million total in connection with the acquisition of the first 34 leases. Simultaneously with the closing, taxable REIT subsidiaries of the company entered into management agreements with an Innkeepers Hospitality affiliate for the management of the 11 hotels. Innkeepers Hospitality is controlled by Jeffrey H. Fisher, who also is the chief executive officer, president and chairman of the board of trustees of Innkeepers USA Trust.

The company said that it currently expects to complete the acquisition of the remaining 26 leases held by Innkeepers Hospitality in the first quarter of 2004. The Innkeepers Hospitality affiliate that will manage the hotels must obtain additional management contracts with owners

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Innkeepers USA Trust

not affiliated with the company so as to qualify as an ‘eligible independent contractor,’ as defined by the RMA, with respect to the hotels covered by the remaining 26 leases.

Innkeepers USA Trust is a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States. The company owns 67 hotels with a total of 8,311 suites or rooms in 22 states and focuses on acquiring and/or developing Residence Inns by Marriott and other upscale extended-stay hotels and the rebranding and repositioning of other hotel properties.

For more information about Innkeepers USA Trust, visit the company’s web site at

www.innkeepersusa.com.

Cautionary statements set forth in reports filed by the company from time to time with the Securities and Exchange Commission discuss important factors impacting, or that could impact, the company and its results or forecasted results. These factors include, without limitation, (i) risks that war, terrorism or similar activities, widespread health alerts, disruption in oil imports or higher oil prices or changes in domestic or international political environments, have affected and may continue to negatively affect the travel industry and the company, and the negative effects of such events that may occur in the future cannot be fully anticipated, (ii) the relative strength and performance of businesses and industries that are important demand generators in the company’s key markets (e.g., technology, automotive, aerospace), (iii) international, national, regional and local economic conditions that will, among other things, affect demand for the company’s hotel rooms and the availability and terms of financing, (iv) the company’s ability to maintain its properties in competitive condition, (v) the company’s ability to acquire or develop additional properties and risks that potential acquisitions or developments may not perform in accordance with expectations, (vi) changes in travel patterns or the prevailing means of commerce (i.e., e-commerce), and (vii) the complex tax rules that the company must satisfy to qualify as a REIT, and other governmental regulation.

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